                                 NEWS RELEASE


BriteSmile, Inc.
490 North Wiget Lane
Walnut Creek, CA 94598

Contact:  Investors:
          Paul A. Boyer
          Chief Financial Officer
          925-941-6260


              BRITESMILE, INC. ANNOUNCES $15.5 MILLION INVESTMENT

                       Company Also Files its Form 10-KSB


     Walnut Creek, CA--June 30, 2000 - BriteSmile, Inc. (Nasdaq: BSML), the leading national provider of advanced teeth whitening solutions, today announced that it has sold in a private placement its 5% Convertible Subordinated Notes due June 29, 2005 in the aggregate principal amount of $15,583,333 to nine investors including: Pequot Private Equity Fund II, L.P.; Pequot Partners Fund, L.P.; Pequot International Fund, Inc.; CapEx, L.P.; Pacific Mezzanine Fund; Gasper Lazzara, Jr.; John Reed; LCO Investments Limited; and Andrew McKelvey. The Notes are convertible into 2,521,575 shares of Common Stock of BriteSmile at a conversion price of $6.18. The Company also issued warrants to the investors to purchase a total of 1,260,787 shares of Common Stock, exercisable for five years at $7.21 per share.

     Several shareholders and directors of the Company who purchased Notes in the offering have also agreed to purchase up to an additional $3,916,668 of the Notes in the event that other investors do not purchase that amount of the Notes on or before July 31, 2000 on similar terms.

     The Company also announced that it has filed its annual report on Form 10-KSB for the fiscal year ended April 1, 2000. The Company previously announced the financial results of the fiscal year ended April 1, 2000.

     The $15.5 million investment will be used for general working capital purposes, including funding for the Company's expansion plans.

About BriteSmile
----------------

     BriteSmile has developed and manufactures the most advanced teeth-whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Pasadena, Palo Alto, Walnut Creek and La Jolla, CA; Honolulu, HI; Houston, TX; Denver, CO; Boston, MA; Coral Gables, Ft. Lauderdale and Boca Raton, FL, and Atlanta, GA. The Company has planned openings of six additional Centers in New York, NY; Chicago, IL; Phoenix, AZ; San Francisco, CA; Dallas, TX and Seattle, WA by March 31, 2001. In addition to BriteSmile Centers, the Company has signed more than 700 Associated Centers. Of the BriteSmile Associated Centers, more than 115 are located outside of the United States, in countries around the world including Argentina, Japan, Singapore, Switzerland, France, Holland, Italy and Belgium. For more information about BriteSmile's procedure, call 1-800-britesmile or visit the Company's Website at www.britesmile.com.
-------------------

This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as the development and introduction of new products, acceptance of those new products in the marketplace and development of new strategic and marketing relationships in the United States and internationally. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-KSB and 10-QSB, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.